Exhibit 99.1

CONTACT
Vince Finnegan
(800) 978-8136
NEWS RELEASE	vfinnegan@summithealthcarereit.com
FOR IMMEDIATE RELEASE

Summit Healthcare REIT, Inc. acquires an interest in six skilled nursing/assisted living/independent living facilities in Iowa

Lake Forest, Calif., (November 13, 2017) – Summit Healthcare REIT, Inc. (“Summit”) announced that it has acquired an interest in six skilled nursing/assisted living/independent living facilities throughout Iowa on November 8, 2017. The facilities, acquired for a total purchase price of $29.5 million, consist of a total of 551 licensed beds, and will be leased to a third party operator on a NNN lease.

The acquisitions were made through Summit Fantasy Pearl Holdings, LLC, a joint venture among Summit Healthcare Operating Partnership, LP, which is wholly owned by Summit, Atlantis Senior Living 9, LLC, Fantasy Pearl, LLC and Fantasia Investment III, LLC, a U.S. based affiliate of Fantasia Holdings Group Co., Limited (“Fantasia”). Summit has previously partnered with Fantasia in prior acquisitions.

“We are pleased to be working with a top notch operator in a new state,” said Kent Eikanas, President & Chief Operating Officer. “We are focused on continuing to work with regional operators, especially when it comes to skilled nursing.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 47 long-term triple-net leased healthcare facilities in 14 states. Please visit our website at: http://www.summithealthcarereit.com

For more information, please contact Vince Finnegan at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2016, and the quarterly reports for the periods ended March 31, 2017, June 30, 2017, and September 30, 2017. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.